Exhibit  99.1

Tronox Announces Webcast Details for Investor Day Event

STAMFORD, Conn., May 30, 2019 /PRNewswire/ -- Tronox Holdings plc (NYSE: TROX), a global mining and inorganic chemicals company, will conduct its first Investor Day event today. The onsite event is at capacity and only pre-registered attendees will be allowed entry. A live webcast is available to the public at http://investor.tronox.com/events-and-presentations, commencing at 1:00 p.m. ET (speakers will begin at approximately 1:10 p.m.). As part of the event, the company will provide an update with respect to certain financial information, including its 2019 and 2020 financial outlook, as well as expected synergies arising from the Cristal acquisition.

Presentations used during the event will be made available at www.tronoxinvestorday2019.com and via the Tronox website at the beginning of the webcast.

Internet Replay:  available for 90 days following the live event, via http://investor.tronox.com/events-and-presentations.

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About Tronox
Tronox Holdings plc is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper and other everyday products. For more information, visit tronox.com.

Tronox Media Contact: Melissa Zona
+1 636.751.4057

Tronox Investor Contact: Brennen Arndt
+1 646.960.6598